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                                   EXHIBIT 23

                        Consent of Independent Auditors
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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
R. G. Barry Corporation:


We consent to incorporation by reference in Registration Statement Nos. 33-23567, 33-23568, 33-67594, 33-67596, 33-81820, 33-83252, 333-06875 and
333-28671 on Forms S-8 and S-3 of R. G. Barry Corporation of our reports dated February 19, 1998, relating to the consolidated balance sheets of R. G. Barry Corporation and subsidiaries as of January 3, 1998 and December 28, 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows and related financial statement schedules for each of the fiscal years in the three-year period ended January 3, 1998, which reports appear in the 1997 annual report on Form 10-K of R. G. Barry Corporation.


KPMG Peat Marwick LLP




Columbus, Ohio
March 31, 1998